Confidential Material Omitted and Filed Separately with the Securities and Exchange Commission.
* denotes omissions.

                                                                    EXHIBIT 10.6


                   SOFTWARE LICENSE AND DISTRIBUTION AGREEMENT
                   -------------------------------------------

         Agreement made as of the 29th day of March, 1996, by and between GeoTel Communications Corporation, a Delaware corporation with its principal place of business at 25 Porter Road Littleton, Massachusetts, USA, 01460 ("GEOTEL") and OPTUS Systems PTY Ltd ACN: 056-541-167, an Australian Corporation with its principal place of business at 101 Miller Street, North Sydney, NSW 2060, Australia ("OPTUS").

         In consideration of the mutual covenants and agreements contained in this Agreement, GEOTEL and OPTUS hereby agree as follows:

         1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

         (a) "OPTUS SUBLICENSE" means the license granted by OPTUS to a Customer to use the Program subject to the terms and conditions herein. The number of OPTUS Sublicenses for a given Designated Computer shall be one (1).

         (b) "CUSTOMERS" means the third party customers of OPTUS who sublicense the program for their internal use only.

         (c) "DEMONSTRATION LICENSE" means the license granted by GEOTEL to OPTUS to use the Demonstration System Package as described in Exhibit C for demonstration and marketing purposes.

         (d) "DESIGNATED COMPUTER" means the central processing unit(s) designated in a purchase order for the Program.

         (e) "PROGRAM" means GEOTEL's software products (in machine-readable, object code form only) described on EXHIBIT A hereto.

         (f) "TERRITORY" MEANS AUSTRALIA AND NEW ZEALAND

         (g) "PURCHASE ORDER" shall mean an order prepared in accordance with this Agreement to facilitate the license of Programs to the Customers by OPTUS and submitted by OPTUS to GEOTEL.

         (h) "Acceptance Testing" in relation to the Modified Programs referred to in Clause 11 (f) shall mean those tests undertaken by OPTUS and for which GEOTEL must provide reasonable assistance, to evaluate the Modified Programs to ensure they provide the functionality specified in Clause 7 (f) by OPTUS, and which shall take place within thirty (30) days after delivery of the Modified Programs to OPTUS. GEOTEL shall have no responsibility for delays or failure of Acceptance Testing caused by any third party OPTUS contractor's failure to deliver products, features, services or interfaces which OPTUS had the responsibility to provide in conjunction with the Modified Programs.

         (i) "Modified Programs" shall mean only those custom features or interfaces developed by GEOTEL, under contract to OPTUS and to specifications supplied by OPTUS. GEOTEL's Programs are in no way included in the Modified Programs or the license granted pursuant to Clause 12 (f).

         2. DESIGNATION. Subject to the terms and conditions of this Agreement, for the initial term of this Agreement, GEOTEL hereby designates OPTUS as the exclusive authorized distributor of the Program in the Territory and hereby grants to OPTUS the nontransferable, exclusive right to distribute the Program to its Customers in the Territory.

         2.1. (a) Notwithstanding anything to the contrary herein, except as expressly provided for in Section 2.1 (c) hereunder, nothing in this Agreement shall be deemed to limit or prevent GEOTEL, directly or indirectly, from marketing, distributing, licensing or selling the Program anywhere throughout the world, including in the Territory.

                  (b) Except as otherwise authorized in writing by GEOTEL, OPTUS shall not market, demonstrate, advertise, promote, distribute or engage in other activities to sublicense the Programs outside the Territory.

                  (c) For the initial Term of this Agreement, so long as OPTUS is not in material breach of this Agreement, GEOTEL will not designate any company based in the Territory as a distributor of the Programs.

         2.2      Internal Use Programs License Rights Granted.

                  (a) Upon GEOTEL's execution and receipt of initial payment, GEOTEL grants to OPTUS a non-exclusive and nontransferable license to use the Programs detailed in Exhibit D, pursuant to this Agreement as follows:

                           (i) to use the Programs solely for OPTUS's own internal telecommunications operations ("Internal Use") on the Designated Computer or on a backup computer on a temporary basis if the Designated Computer is inoperative. Programs may not be used to process information for third parties which are not related bodies corporate to OPTUS; and

                           (ii) to copy the Program for archival or backup purposes. All archival and backup copies of the Program are subject to the provisions of this Agreement, and all titles, trademarks, and copyright and restricted rights notices shall be reproduced in such copies.

                  (b) By virtue of this Agreement, OPTUS acquires only the right to use the Programs and does not acquire any other rights or ownership. All rights, title, and interest in the Programs, including the copies of the Programs delivered to OPTUS by GEOTEL, shall at all times remain the property of GEOTEL or GEOTEL's licensor.

         2.3 Documentation. GEOTEL will provide OPTUS with relevant user documentation in English then current and sufficient to enable full and efficient use of the Programs ("the Documentation"). Copying of the Documentation and other GEOTEL materials is not permitted unless GEOTEL first consents in writing to such copying, which for the purposes of OPTUS sublicenses, will not be unreasonably withheld.

         3. DEMONSTRATION LICENSE. Subject to the terms and conditions of this Agreement, in connection with the distribution and Internal Use rights granted to OPTUS set forth in Section 2 hereof, GEOTEL hereby also grants to OPTUS the nontransferable, exclusive right in the Territory to use five (5) copies of the GEOTEL Demonstration System Package as described in Exhibit C for demonstration and marketing purposes ("Demonstration License"). OPTUS shall demonstrate the Program only on system configurations that conform to the minimum configurations specified in Exhibit B.

         4. SUBLICENSES. Subject to the terms and conditions of this Agreement, in connection with the distribution rights granted to OPTUS set forth in Section
2.1 hereof GEOTEL hereby also grants to OPTUS the nontransferable, nonexclusive right to grant OPTUS Sublicenses in the Territory. In no event, shall OPTUS furnish the Programs media or Documentation prior to GEOTEL's acceptance, which acceptance shall not be unreasonably withheld, of OPTUS's Purchase Order for the granting of an OPTUS Sublicense. OPTUS shall keep correct and complete records of each Customer to whom it has granted a OPTUS Sublicense and furnished a copy of the Programs media (including Updates) and related Documentation.

         5. LICENSE AND SUBLICENSE AGREEMENTS. All OPTUS Sublicenses shall be made pursuant to written sublicense agreements between OPTUS and each Customer, and the licenses granted to OPTUS in Sections 2.2 and 3 of this Agreement are granted pursuant to terms under which each Customer or OPTUS as the case may be agrees (a) the sublicense or license shall be non-exclusive, personal and nontransferable, (b) to use the Program for internal use only and only on the Designated Computer on which the Program is installed by Customer or OPTUS, (c) not to copy or reproduce the Program, in whole or in part, except for use on the Designated Computer on which the Program is installed by Customer or OPTUS, and then only with the inclusion of proper copyright and proprietary notices on such copies, (d) not to provide or otherwise make available the Program or related documentation to any other person or entity other than the Customer's or OPTUS's employees and contractors (other than a competitor of GEOTEL) directly involved with the Customer's or OPTUS's use of the Program who are bound to protect the confidentiality of the Program, (e) not to modify, enhance or create works derivative of the Program or decompile, disassemble or otherwise attempt to access the source code of the Program, (f) GEOTEL'S liability shall be limited at least to the extent provided in this Agreement, (g) Portions of the Programs are derived from third-party software licensed to GEOTEL for integration into GEOTEL Programs and sublicensing. No such third-party warrants the Programs or any portion thereof, assumes any liability regarding use of the Programs, or undertakes to furnish any support or information relating to the Programs. (h) the Programs are confidential and proprietary to GEOTEL and GEOTEL and its licensors retain all title, copyrights, patent rights and other proprietary rights to the Program and all copies thereof; (i) in the event the sublicense or license of the Program is terminated for whatever reason or expires, Customer or OPTUS must cease use and return to OPTUS or GEOTEL or destroy the Programs and any copies thereof, (j) the Customer or OPTUS shall not export the Program without first obtaining the appropriate US or other governmental licenses and approvals, (k) the parties acknowledge that GEOTEL is the owner of the intellectual property rights in the Programs. In addition, no sublicense agreement shall (i) obligate GEOTEL to directly provide installation, training and support or maintenance services to the Customer unless expressly agreed to in writing by GEOTEL prior to the granting of a Sublicense, (ii) obligate GEOTEL under any warranty or indemnification rights granted to the Customer, (iii) provide for additional functionality or special modifications to the Program other than for GEOTEL authorized modifications or enhancements or (iv) adversely affect GEOTEL's ownership rights of the Program or the economic interests of GEOTEL. Any permitted OPTUS Sublicense shall continue upon the termination of the license from GEOTEL to OPTUS unless terminated in accordance with the terms of the OPTUS Sublicense by termination of use of the Program or by a breach of the OPTUS Sublicense.

         6. DISTRIBUTORS REPRESENTATIVES. OPTUS shall not be entitled to appoint third party representatives for solicitation of the Program without the prior written consent of GEOTEL.

         7. OPTUS'S OBLIGATIONS AND REPRESENTATIONS. OPTUS shall, at its own expense and without remuneration from GEOTEL, perform the following during the term of this Agreement:

                  (a) OPTUS shall (i) maintain a sales and marketing program in the Territory to market the Programs, (ii) perform all reasonably necessary promotion and advertising of the Programs and (iii) in general, utilize its reasonable efforts to effect the maximum amount of gross revenues of the Programs.

                  (b) OPTUS shall submit to GEOTEL, at least thirty (30) days prior to the beginning of each calendar quarter during the term of this Agreement, a non-binding revenue forecast for the ensuing twelve (12) month period. Such forecasts are solely for the purpose of GEOTEL planning.

                  (c) OPTUS shall provide GEOTEL with timely reports detailing marketing or technical information on products, competitive comparisons, special sales or service suggestions, competitive announcements, etc., and shall respond promptly to all inquiries and reasonable requests for help from GEOTEL.

                  (d) OPTUS will distribute only documentation produced by GEOTEL, reproduced under a GEOTEL documentation license or approved by GEOTEL to describe the Product, its capabilities or operations, except to the extent that such documentation describes OPTUS customized features or OPTUS specific issues.

                  (e) OPTUS will work with GEOTEL to develop a joint press release to announce the agreement described herein. From time to time, but at least twice per calendar year, OPTUS and GEOTEL will jointly announce any significant new customer installations. Public announcements identifying specific customers or descriptions of identifiable customer applications will be made only after securing customers' approval and resolution of any restrictions imposed by the customers

                  (f). Upon execution of this Agreement, OPTUS will provide GEOTEL with a specification and Acceptance Testing plan for developing the OPTUS Network Interface or equivalent OPTUS SCP network interfaces and will jointly perform certification testing with GEOTEL. For as long as this agreement is in place, at GEOTEL'S request, OPTUS will re-certify the interfaces for the Programs once each calendar year at no cost.

                  (g). OPTUS will certify that when the Program interface is installed on an existing OPTUS system that the warranties and privileges granted the customer remain in force and supported by OPTUS.

                  (h). Installation. OPTUS shall be responsible for the installation of the Program on GEOTEL certified hardware platforms as described in Exhibit B and shall subcontract for the installation of the Program with

GEOTEL for the pricing set forth in Exhibit A plus reasonable travel and living expenses. Once OPTUS has demonstrated to GEOTEL's reasonable satisfaction that they have sufficient technical resources to properly install the product, OPTUS can assume total installation responsibility.

                  (i). Training and Support. OPTUS shall be responsible for the training and support of Customers and shall subcontract for the training and support of the Program with GEOTEL for the pricing set forth in Exhibit A plus reasonable travel and living expenses. Once OPTUS has demonstrated to GEOTEL's reasonable satisfaction that they have sufficient technical resources to properly train customers in the product, OPTUS can provide training using instructors that have been certified by GEOTEL as well as GEOTEL materials.

                  (j). Maintenance.

                       OPTUS shall be responsible for the maintenance of the Program to Customers under currently paid-up maintenance contracts and shall not represent or suggest that GEOTEL will be responsible for maintenance of the Program. For purposes of this Agreement, maintenance shall mean customer support and problem resolution which does not require or otherwise call for source code modification. GEOTEL shall provide OPTUS for the purposes of OPTUS Internal Use License, Demonstration Licenses and the OPTUS Sublicenses to its Customers with back-up maintenance and service, including providing OPTUS with any Updates that GEOTEL generally releases to its customers and providing back-up maintenance services by telephone from GEOTEL's offices on a timely basis. OPTUS will be required to pay GEOTEL subject to clause 11(i) an annual maintenance fee of $ * paid ninety (90) days after execution of this Agreement for the 12 month period commencing on that date and $ * paid on the 15th month of the agreement covering months 15 through 27. In the event of an occurrence of renewal of the agreement, the annual maintenance fee will require the parties to negotiate annual fees.

                  (k). OPTUS shall be responsible for billing and collecting all amounts due from Customers. OPTUS shall pay all expenses incurred by it in connection with its business and shall be solely responsible for the acts and expenses of its employees and agents.

         8. GEOTEL'S OBLIGATIONS. GEOTEL shall, at its own expense and without remuneration from OPTUS, perform the following during the term of this
Agreement:

                  (a) GEOTEL shall provide OPTUS with all relevant technical information regarding the Programs and timely reports detailing marketing or technical information on products, competitive comparisons, special sales or service suggestions, competitive announcements and shall respond promptly to all inquiries and reasonable requests for help from OPTUS.

                  (b) During the term of this Agreement, OPTUS shall have the right to use the tradenames and trademarks of GEOTEL applied to the Programs by GEOTEL, whether registered or not, in advertising and promotional literature solely in connection with OPTUS's marketing of the Programs. OPTUS shall prominently identify that such trademarks and tradenames are the exclusive property of GEOTEL. OPTUS shall have no right to register any such tradenames or trademarks in its own name or right, whether as owner, user or otherwise, without the prior written consent of GEOTEL. The use of GEOTEL's trademarks and tradenames shall be in accordance with instructions and procedures provided from time to time by GEOTEL. Nothing contained in this Agreement constitutes any right or license to apply the trademarks or tradenames of GEOTEL to any Programs, nor constitutes any transfer of any title or ownership interest in any trademarks or tradenames of GEOTEL. OPTUS may add its own trademarks, logos, symbols, or other identifying labels to products or their packages or container. Upon termination or expiration of this Agreement, OPTUS shall immediately cease using all trademarks or tradenames of GEOTEL, and shall not thereafter use any marks or names similar thereto either in connection with the Programs or otherwise upon completion of all outstanding or ongoing customer obligations.

         9. GEOTEL SERVICE, UPDATES, TRAINING, AND CONSULTATION. GEOTEL shall provide the following to OPTUS.

                  (a) SERVICE. In consideration of the payment By OPTUS of the amount referred to in clause 7 (j), upon receipt of written notice from OPTUS specifying failures or errors found in a Program, and upon receipt of such additional information as GEOTEL may reasonably request, GEOTEL shall act in an expeditious manner to correct defects in the current, unaltered release of such Program, such Service is further described in the GEOTEL Backup Maintenance And Service Support Policy contained in Exhibit F hereto. GEOTEL shall not be obligated to


* Portions have been omitted for confidential treatment.

perform investigation and / or correction of defects found by GEOTEL to be (i) in other than a current, unaltered release; (ii) caused by OPTUS or its Customers negligence or GEOTEL unauthorized modification of the Programs or use thereof in combination with software not provided by GEOTEL; (iii) caused by improper or unauthorized use of the Programs; or (iv) due to external causes such as, but not limited to, power failure or electric surges.

                  (b) UPDATES. In further consideration of the payment by OPTUSof the amount referred to in clause 7 (j), from time to time, GEOTEL may issue modified or enhanced versions of the Program which it incorporates in the then current version of the Programs and agrees to promptly provide OPTUS, so long as the Programs licensed to OPTUS and its Customers is covered pursuant to the annual maintenance fees due GEOTEL under Section 7 (j), with one copy of any such update including one copy of the related documentation updates (the "Update"). Following shipment of the Update materials, the previous release shall remain "current" for purposes hereof for a period of one hundred eighty
(180) days. Thereafter, only the Update shall be current. GEOTEL shall have no obligation hereunder to furnish OPTUS with separately priced components or options to the Program except as described on EXHIBIT A hereto. GEOTEL will provide OPTUS with 120 days advance notice of new release schedules and content. Updates and Maintenance releases are offered at no charge through the term of the Warranty Period. Major new separately priced applications which include new functionality and are not service related will require upgrade purchases by OPTUS Customers and will be included in the programs defined in Exhibit A.

                  (c) OPTUS TRAINING. GEOTEL agrees to provide at no additional fee to OPTUS three man-weeks of user, sales, system and maintenance training at GEOTEL'S training facility, located in Littleton, MA. . The training schedule shall be by mutual agreement of the parties. Both parties agree to use their best efforts to schedule all Training within 90 days of the date of this Agreement.

                  (d) OPTUS CONSULTATION. GEOTEL agrees to make available to OPTUS additional technical consultation for the purpose of providing additional technical information not normally covered in standard training courses or technical sales support. The amount, method of delivery, limitations and cost of such consultation and related travel shall be as mutually agreed from time to time.

         10. OPTUS PURCHASE ORDERS
             ---------------------

                  (a) Form of Purchase Orders. OPTUS may place an order for the license of Program by submitting an executed Purchase Order to GEOTEL. Each Purchase Order must identify (i) the Program ordered, (ii) the name of the Customer (OPTUS may substitute its own name and provide the Customers name promptly after delivery of the Program ),(iii) the Designated Computer on which the Customer will use the Programs and (iv) that the Program being ordered on the Purchase Order are being ordered pursuant to the terms and conditions of this Agreement.

                  (b) Terms of Licenses and Acceptance of Purchase Orders. OPTUS's license of Programs pursuant to the grants in Sections 2.2 and 3 hereunder, for its own use or for sublicense to Customers, shall be governed solely by the terms and conditions of this Agreement, including the prices and discounts set forth in Section 11 hereto. Any additional or different terms appearing in a Purchase Order shall be null and void. each Purchase Order will be effective only upon acceptance by GEOTEL which shall not be unreasonably withheld.

                  (c) Delivery of Program . All Purchase Orders must be received by GEOTEL not less than two weeks prior to the expiration date of this Agreement and must specify delivery within the term of this Agreement. Deliveries will be scheduled in a timely manner by GEOTEL after receipt and acceptance of an executed Purchase Order. All OPTUS Sublicenses of Program are FOB GEOTEL's offices in Littleton, MA. . Unless specific instructions to the contrary are supplied by OPTUS, methods and routes of shipment will be selected by GEOTEL, but GEOTEL will not assume any liability in connection with shipment nor constitute any carrier as GEOTEL's agent. Unless otherwise instructed by OPTUS, GEOTEL will prepay transit insurance and freight and invoice OPTUS for such amounts. All shipments will be made at OPTUS's risk and expense, and OPTUS will be responsible for making claims with carriers, insurers, warehousemen and others for misdelivery, non-delivery, loss, damage or delay.

         11. PRICING AND PAYMENT TERMS.
             -------------------------

                  (a) DISCOUNT With respect to the licenses granted to OPTUS pursuant to Sections 2.2 and 3 and detailed in Exhibits C and D the discounts are all inclusive and are included in the prepaid minimum royalty payment

[*]

                  (b) REPORTS AND PAYMENT. OPTUS shall deliver to GEOTEL within 15 days after the end of each calendar month a written report showing which OPTUS Sublicenses were granted. Such report shall identify each Customer to whom a OPTUS Sublicense has been granted, the street address of the installation, the type and configuration of license granted, , the system type, serial number for the license and the amount due GEOTEL. Payment for all Programs shall be made by OPTUS no later than thirty (30) days after date of GEOTEL invoice to OPTUS via wire transfer of US dollars pursuant to wire instructions included in Exhibit E.

                  (c) RECORDS. OPTUS shall keep full, true and accurate books of account and other records containing all information and data which may be necessary to ascertain and verify the amounts payable hereunder. During the term of this Agreement and for a period of one year following its termination, GEOTEL shall have the right from time to time (not to exceed twice during each calendar year) to inspect, or have an agent, accountant or other representative inspect, upon reasonable notice and during regular business hours, such books, records and supporting data. The expenses of any such examination shall be paid by GEOTEL.

                  (d). MINIMUM ROYALTIES ON LICENSES AND SUBLICENSES OF THE PROGRAM. [*]
                                                                               6

[* Portions have been omitted for Confidential Treatment]

                           (*)

                  (g) All payments to GEOTEL hereunder shall be paid in U.S. dollars.

                  (h) All shipments to OPTUS hereunder shall be F.0.B. GEOTEL's facility and all costs for shipping and insurance shall be paid for by OPTUS.

                  (i) This Agreement may be terminated by OPTUS in the event the Modified Programs fail the Acceptance Testing. Upon termination, OPTUS will return the Modified Programs and all copies of the Programs to GEOTEL. In the event of OPTUS's termination of the Agreement pursuant to this clause 11 (i) and receipt of the Modified Programs and Programs by GeoTel, then GEOTEL will promptly refund to OPTUS all sums paid by OPTUS pursuant to Clauses 11 (f) and 7
(j). Upon such termination of this Agreement and refund of such moneys paid pursuant to Sections 11 (f) and 7 (j) either parties continuing obligations as they relate to this Agreement are contained in Section 26 hereunder.

         12.  PROPRIETARY RIGHTS AND CONFIDENTIALITY.
              --------------------------------------

                  (a) OWNERSHIP. For purposes of Section 117 of the Copyright Act of 1976, as amended, and for all other purposes, GEOTEL shall be considered the owner of the Program and all related documentation and any copies thereof, and of all copyright, trade secret, patent and other intellectual or industrial property rights therein. All copies of the Program made by OPTUS shall contain proper copyright an proprietary notices.

                  (b) PROPRIETARY INFORMATION. As used in this Agreement, "Proprietary Information" shall mean all confidential, proprietary or secret information of a party, including without limitation components, parts, drawings data sketches, plans, programs, specifications, techniques, processes, algorithms, inventions and other information or material, owned, possessed or used by such party. Notwithstanding the foregoing, Proprietary Information shall not include any information which (i) is or becomes party of the public domain through no act or omission on the part of the receiving party, (ii) is disclosed to third parties by the disclosing party without restriction on such third parties, (iii) is in the receiving party's possession, without actual or constructive knowledge of an obligation of the confidentiality with respect thereto, at or prior to the time of disclosure under this Agreement, (iv) is disclosed to the receiving party by a third party having no obligation of confidentiality with respect thereto, (v) is independently developed by the receiving party or (vi) is released from confidential treatment by written consent of the disclosing party.

                  (c) CONFIDENTIALITY. Each party shall hold in confidence and not disclose (except on a confidential basis to its employees or contractors (other than a competitor of the other party) who need to know and are bound to preserve the confidentiality thereof) all Proprietary Information received from the other party in the manner and to the same extent as it holds in confidence its own Proprietary Information, and shall not use any such Proprietary Information except for purposes contemplated by this Agreement. Each party shall limit use of and access to the other party's Proprietary Information to such of its employees or contractors [other than a competitor of the other party] as are directly involved in the utilization of such Proprietary Information. Each party shall take all reasonable steps to safeguard the other party's Proprietary Information, and to ensure that no persons authorized to have such access shall take any action which would be in violation of this Agreement if taken by such party. Each party shall promptly report to the other party any actual or suspected violation of this subsection and shall take further steps as may reasonably be requested by the other party to prevent or remedy any such violation.

                  (d) PROTECTION OF THE PROGRAMS. The ideas and the expressions thereof contained in the Programs are confidential and proprietary information and trade secrets of GEOTEL that will be disclosed by GEOTEL to OPTUS in confidence.. OPTUS agrees to treat the Programs as a valuable asset of GEOTEL and agrees that the Programs shall not be used for any purpose other than to assist in the normal use of the Programs as defined in the Documentation. In particular, but without limitation, OPTUS agrees it will not decompile, disassemble, or attempt in any way to reverse engineer the Programs or to develop a competing product based on the Programs.


[*Portions have been omitted for Confidential Treatment]

                  (e) EQUITABLE RELIEF. Because unauthorized use or transfer of the Program and related documentation may diminish substantially the value of such materials and irrevocably harm GEOTEL, if OPTUS breaches the provisions of this Section 12, GEOTEL shall be entitled to equitable relief (including, but not limited to, injunctive relief), in addition to other remedies afforded by law, to prevent a breach of this Section 12.

                  (f) Custom Development.
                      ------------------

                           i)  GEOTEL acknowledges and agrees that OPTUS may
contract with GEOTEL under terms and conditions and fees to be mutually agreed upon, to create further Modified Programs for the purpose of both the Internal Use and distribution of the Modified Programs by OPTUS pursuant to the Software License and Distribution Agreement.

                          ii)  GEOTEL hereby grants a nonexclusive,
nontransferable, royalty free, perpetual license to OPTUS to use the Modified Programs referred to in this clause 12(f) and clause 11(f) in the normal course of OPTUS's business.


         13. WARRANTIES AND LIMITATIONS ON WARRANTIES
             ----------------------------------------

                  (a) Warranties.

                           (i)   Program License Warranties. Subject to the
other provisions of this Section 13, GEOTEL warrants that for a period of 90 days following the execution of this Agreement (the "Warranty Period") the Programs will function substantially in the manner described in the applicable Documentation. Notwithstanding anything contained herein to the contrary, the total liability of GEOTEL under this warranty is limited, at the option of GEOTEL, to any of the following:

                                    (I)   use of reasonable efforts to
                                          expeditiously repair any software, or
                                          parts thereof (as GEOTEL may see fit)
                                          including without limitation supplying
                                          OPTUS , pursuant to the fees specified
                                          in Clause 7(j) the services referenced
                                          in Clause 7(j); or

                                    (II)  GEOTEL's use of reasonable efforts to
                                          expeditiously replace any software, or
                                          part thereof, or any shipment (as
                                          GEOTEL may see fit) as to which any
                                          defect is claimed by OPTUS and duly
                                          verified by GEOTEL: or

                                    (III) the refund of the amounts paid for the
                                          defective product.

                           (ii)  Support Services Warranty. GEOTEL warrants that
its Technical Support and Support Services will be performed expeditiously in a workmanlike manner. This warranty shall be valid for ninety-days from the completion of the service. The re-performance of services shall be GEOTEL's sole obligation and OPTUS's sole remedy in the event of a breach of such warranty.

                           (iii) License Grant Warranty. GEOTEL warrants it may
lawfully grant the licenses for the Programs and has all necessary right, tittle or interest to deal with all intellectual property rights contained in this Agreement.

                  (b) Limitations on Warranties.

                           (i)  No employee or agent of GEOTEL is authorized to
give a greater or different warranty than that set forth herein.

                           (ii) Portions of the Programs are derived from
third-party software licensed to GEOTEL for integration into GEOTEL Programs and sublicensing. No such third-party warrants the Programs or any such portion, assumes any liability regarding use of such portion or the Programs, or undertakes to furnish any support or information relating to such portion or the Programs.

                           (iii) GeoTel is not obligated to perform
investigation and/or corrections of defects found by GEOTEL to be (i) in other than a current, unaltered release; (ii) caused by modification of the Programs or use thereof in combination with software not provided by GEOTEL or not authorized by GEOTEL; (iii) caused by OPTUS or Customers improper or unauthorized use of the Programs; or (iv) due to external causes such as, but not limited to, power failure or electric surges.

                  (c) Disclaimers. THE EXPRESS WARRANTIES SET FORTH IN SECTION 13 ARE THE ONLY WARRANTIES MADE BY GEOTEL WITH RESPECT TO THE PROGRAMS, , SUPPORT SERVICES AND TECHNICAL SUPPORT GEOTEL MAKES NO OTHER WARRANTIES, EXPRESS, IMPLIED OR ARISING BY CUSTOM OR TRADE USAGE, AND, SPECIFICALLY, MAKES NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. GEOTEL'S EXPRESS WARRANTIES SHALL NOT BE ENLARGED, DIMINISHED OR AFFECTED BY, AND NO OBLIGATION OR LIABILITY SHALL ARISE OUT OF, GEOTEL RENDERING TECHNICAL OR OTHER ADVICE OR SUPPORT SERVICE IN CONNECTION WITH THE PROGRAMS OR .

                  (d) Limitation of Liability.

                           (i) Except as expressly provided for in Section 14 of
this Agreement, GEOTEL's liability, whether in contract, tort, or otherwise, arising out of or in connection with the Programs, Support Services, and Technical Support or this Agreement shall not exceed the amounts paid to GEOTEL by OPTUS for the applicable copy of the Program, Support Services, Technical Support that gave rise to such claim.

                  (e) IN NO EVENT SHALL GEOTEL OR ITS LICENSORS BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY DAMAGES RESULTING FROM LOSS OF USE, LOSS OF DATA, LOSS OF PROFITS OR LOSS OF BUSINESS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE PERFORMANCE OF THE PROGRAMS, , SUPPORT SERVICES, TECHNICAL SUPPORT, OR OF ANY OTHER OBLIGATIONS RELATING TO THIS AGREEMENT, WHETHER OR NOT GEOTEL HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

                  (f) Allocation. The provisions of this Article 13 allocate the risks under this Agreement between GEOTEL and OPTUS. GEOTEL's pricing reflects this allocation of risk and the limitation of liability specified herein.

         14. INDEMNIFICATION BY GEOTEL
             -------------------------

                  (a) INFRINGEMENT WARRANTY AND INDEMNITY. GEOTEL shall defend or, at its option, settle, any claim, action or proceeding brought against OPTUS that any Program infringes a United States or Territory patent, copyright or trade secret, and shall indemnify and keep indemnified OPTUS against all damages and costs finally awarded against OPTUS in any such action or proceeding which results from any such claim. GEOTEL shall have no liability under this Section 14 unless OPTUS (a) promptly notifies GEOTEL in writing of the claim, (b) gives GEOTEL full authority, information and assistance to defend such claim and (c) gives GEOTEL sole control of the defense of such claim and all negotiations for the compromise or settlement thereof. If a Program or any part thereof becomes, or in GEOTEL's opinion is likely to become, the subject of a claim of infringement or the like under any patent, copyright or trade secret law, GEOTEL shall have the right, at its option and expense, either to expeditiously obtain for OPTUS a license permitting the continued use of the Program or such part, to expeditiously replace or modify it so that it becomes non-infringing, or to refund an amount equal to the depreciated license fee paid by OPTUS for the Program (calculated on a straight line basis over a five-year life) and to terminate the license thereafter. GEOTEL shall have no liability hereunder for any costs incurred or settlement entered into without its prior written consent.

GEOTEL shall have no liability hereunder with respect to any claim based upon
(a) the combination of the Program with other products not furnished by GEOTEL,
(b) any addition to or modification to the Program by any person or entity other than GEOTEL or as authorized by GEOTEL, (c) GEOTEL furnishing to OPTUS any information, data, service or applications assistance, other than the Programs and the printed manuals relating thereto or (d) use of a superseded or altered release of the Program.

THE PROVISIONS OF THIS SECTION 14 STATE THE EXCLUSIVE LIABILITY OF GEOTEL AND THE EXCLUSIVE REMEDY OF OPTUS WITH RESPECT TO ANY CLAIM OF PATENT, COPYRIGHT OR TRADE SECRET INFRINGEMENT BY THE PROGRAMS, ANY PART THEREOF OR THE USE THEREOF, AND ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, AND INDEMNITIES WITH RESPECT THERETO.

         15. INDEMNIFICATION BY OPTUS. OPTUS shall defend and hold GEOTEL harmless against any expense, judgment or loss incurred in connection with any action brought against GEOTEL based upon a claim that the manufacture or license of any Program which is modified, altered or combined with any equipment or software by OPTUS [or any of its Customers] and is not supplied by GEOTEL hereunder constitutes an infringement because of such modification, alteration or combination.

         16. TERM AND TERMINATION.
         -------------------------

                  (a) TERM. This Agreement shall remain in full force and effect for an initial term ("Initial Term") commencing on the date hereof and extending for a period of twenty seven (27) months , unless terminated earlier in accordance with this Agreement. Notwithstanding the foregoing, OPTUS may provide GEOTEL ninety (90) days notice any time after the first twenty four months of this Agreement that it does not wish to continue this Agreement, in which case this Agreement shall terminate at the end of that 90 day period, such notification will not relieve or diminish in anyway OPTUS's obligations during the initial term of this Agreement. This Agreement shall automatically renew for consecutive one (1) year periods ("Extension Periods") based upon the terms and conditions then contained in this Agreement, unless either Party provides written notice to the other no later than ninety (90) days prior to the end of the Initial Term or the then-current Extension Period of its intent to terminate this Agreement in which event this Agreement shall terminate as of the end of such Initial Term or Extension Period, as applicable. The Initial Term and any Extension Periods may be collectively referred to in this Agreement as the Term.

                  (b) TERMINATION. This Agreement may also be terminated:

                           (i)   By GEOTEL, in the event that OPTUS fails to
make royalty payments to GEOTEL when due under Section 11 hereof and fails to remedy such breach within 60 days after written notice of such breach is provided to OPTUS;

                           (ii)  By either party, if the other party breaches
any of its obligations under this Agreement (other than OPTUS's obligation to pay amounts due under this Agreement to GEOTEL) and fails to remedy such breach within 60 days after written notice of such breach is provided to such other party;

                           (iii) By either party, effective immediately and
without notice, if (A) a receiver, trustee, or liquidator of the other party is appointed for any of the properties or assets of the other party; (B) either party makes a general assignment for the benefit of its creditors; (C) either party files a petition under the federal Bankruptcy Code or other federal or state statue for the reorganization of the other party or any arrangement with its creditors or readjustment of its debt, or its dissolution or liquidation, or such a petition is flied against the other party and is not dismissed within 60 days thereafter; or (D) either party ceases doing business or commences dissolution or liquidation proceedings.

         (c) EFFECT OF TERMINATION. Upon any termination of this Agreement, (i) OPTUS shall immediately cease to grant OPTUS Sublicenses, (ii) all obligations of either party incurred hereunder prior to such termination and all obligations of either party set forth under Section 16 hereof shall survive the termination of this Agreement and (iii) OPTUS shall return to GEOTEL (or at GEOTEL's option, destroy and certify in writing to GEOTEL that it has destroyed) the original and all copies of the Program and related documentation, including compilations, translations, partial copies and modifications, if any.

         (d) SUPPORT SERVICES AFTER TERMINATION. Following expiration or termination of this Agreement, OPTUS and GEOTEL will cooperate in the smooth transition of the provision of the following to OPTUS Customers:, i)Warranty,
ii) Service and iii) Updates. GEOTEL may elect at it's sole discretion to: i) continue to have OPTUS provide such services for a mutually agreed upon fee, ii) appoint a new service provider in the Territory, iii) GEOTEL may provide such services directly or iv) by any other means as GEOTEL may determine.

         17. RELATIONSHIP BETWEEN PARTIES. The relationship between GEOTEL and OPTUS is that of independent contractors, and nothing in this Agreement shall be construed to constitute one party as an employee, partner or agent of the other party. Without limiting the foregoing, either party shall have any authority to act for or to bind the other party in any way, to make representations or warranties or to execute agreements on behalf of the other party or to represent that the other party is in any way responsible for the acts or omissions of the other party. Both parties shall indemnify and hold each other L harmless for any liability or damage resulting from violation of this Section 17.

         18. EXPORT. OPTUS agrees that the Program products licensed hereunder will not be exported directly or indirectly from the United States, separately or as part of a system, without first obtaining a valid license from the United States Government, as required, and otherwise in compliance with all United States Government Export Regulations. OPTUS shall have sole responsibility for obtaining all such licenses or other required permits at its sole cost and expense. No failure to obtain any such license shall excuse any nonperformance by OPTUS of its obligation pursuant to this Agreement. OPTUS's obligations under this provision shall survive and continue after any termination of rights under this Agreement.

         Specifically, not by way of limitation, as required by Part 179.4
(d)(2) of the Export Administration Regulations of the United States Department of Commerce, OPTUS assures GEOTEL that, unless prior authorization is obtained from the United States Office of Export Administration, OPTUS will not knowingly export (or re-export) the Program products or the confidential and proprietary information related thereto for any purpose, to any of the countries of Romania, Poland, Albania, Bulgaria, Czechoslovakia, East Germany (Soviet Zone of Germany and the Soviet sector of Berlin), Estonia, Hungary, Latvia, Lithuania, Outer Mongolia, People's Republic of China ( excluding Republic of China), Taiwan (Formosa), Union of Soviet Socialist Republics, North Korea, North Vietnam, South Vietnam, Cambodia, Afghanistan, Cuba and Libya.

         19. TAXES. OPTUS shall pay all import duties, levies or imposts, and all sales, use, value added, property, or other taxes of any nature, assessed upon or with respect to any Programs, or other products or services ordered by OPTUS from GEOTEL, which are imposed by any community of nations, nation, or political subdivision thereof, but excluding United States taxes based on GEOTEL's net income. If OPTUS is required by law to make any deduction or to withhold from any sum payable to GEOTEL by OPTUS hereunder, then the sum payable by OPTUS upon which the deduction or withholding is based shall be increased to the extent necessary to ensure that, after all deduction and withholding, GEOTEL receives and retains, free from liability for any deduction or withholding, a net amount equal to the amount GEOTEL would have received and retained in the absence of required deduction or withholding. In the event GEOTEL is required at any time to pay any such tax, fee, duty or charge, OPTUS shall promptly reimburse GEOTEL therefor. OPTUS shall obtain and provide to GEOTEL any certificate of exemption or similar document required to exempt any transaction under this Agreement from sales tax, use tax or other tax liability.

         20. FORCE MAJEURE. In the event that either party is prevented from performing, or is unable to perform, any of its obligations under this Agreement due to any act of God, fire, casualty, flood, war, strike, lock out, failure of public utilities, injunction or any act, exercise, assertion or requirement of governmental authority, epidemic, destruction of production facilities, insurrection, inability to procure materials, labor, equipment, transportation or energy sufficient to meet manufacturing needs, or any other cause beyond the reasonable control of the party invoking this provision, and if such party shall have used its best efforts to avoid such occurrence and minimize its duration and shall have given prompt written notice to the other party, then the affected party's performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

         21. NOTICES. All notices or other communications given by either party of the other under this Agreement shall be in writing and shall be personally delivered or sent by registered or certified mail, return-receipt requested, to the other party at its address set forth above or such other address as a party may subsequently designate in writing. The date of personal delivery or the date of mailing, as the case may be, shall be deemed to be the date on which such notice is given.

         22. ENTIRE AGREEMENT. This Agreement and the Exhibits constitute the entire agreement between GEOTEL and OPTUS with respect to the subject matter hereof. No waiver, consent, modification, amendment or change of the terms of this Agreement or of any Exhibit shall bind either party unless in writing and signed by both parties.

         23. SEVERABLITY. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular provisions held to be unenforceable.

         24. ASSIGNMENTS PROHIBITED. Neither this Agreement nor any rights or licenses granted hereunder may be assigned or delegated, by operation of law or otherwise, without the written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that GEOTEL shall be entitled to assign this Agreement to an entity which purchases substantially all of the assets of GEOTEL or purchases a majority interest in the voting stock of GEOTEL or otherwise assumes the business of GEOTEL.

         25. GOVERNING LAW. This Agreement shall be governed by and construed as a sealed instrument in accordance with the laws of the Commonwealth of Massachusetts.

         26. SURVIVAL OF PROVISIONS. Optus agrees that the provisions of Sections 11, 12, 13, 14, 15, 16 (c), 16 (d), 18, 19, 21, 24, 25 and 26 shall survive the expiration or earlier termination of this Agreement for any reason.

         IN WITNESS WHEREOF, the parties hereto executed this Agreement under seal as of the day and year indicated above.


                                     GEOTEL Communications Corporation


                                     By: /s/ TIMOTHY J. ALLEN
                                        ----------------------------------------
                                        Timothy J. Allen
                                        Vice President & Chief Financial Officer



                                     OPTUS SYSTEMS PTY LTD


                                     By:
                                        ----------------------------------------
                                        Title:

                                                    EXHIBIT A
                                                    ---------

                                   GEOTEL COMMUNICATIONS CORPORATION PRICE LIST
                                   --------------------------------------------
[CAPTION]


                                       *

































* Portions have been omitted for Confidential Treatment.

*














* PORTIONS HAVE BEEN OMITTED FOR CONFIDENTIAL TREATMENT

*








* PORTIONS HAVE BEEN OMITTED FOR CONFIDENTIAL TREATMENT

*

























*Portions have been omitted for confidential treatment.

*

































*Portions have been omitted for confidential treatment.

                 EXHIBIT B--GEOTEL CERTIFIED HARDWARE PLATFORMS
                 ----------------------------------------------

                                SUBJECT TO CHANGE
                  DETAIL SPECIFICATIONS ARE ATTACHED HEREUNDER

                                     *











[* Portions have been omitted for Confidential Treatment.]

                         EXHIBIT D--INTERNAL USE SYSTEM
                         ------------------------------

*




















[* Portions have been omitted for Confidential Treatment.]

                      EXHIBIT E--GEOTEL'S WIRE INSTRUCTIONS
                      -------------------------------------

                       INSTRUCTIONS FOR WIRE TRANSFERS TO
                        GEOTEL COMMUNICATIONS CORPORATION



                           FLEET BANK OF MASSACHUSETTS
                           75 STATE STREET
                           BOSTON, MA 02109
                           ROUTING ABA #011000138
                           FURTHER CREDIT TO GEOTEL COMMUNICATIONS CORPORATION ACCOUNT #9372912511

        EXHIBIT F--GEOTEL'S BACK UP MAINTENANCE & SERVICE SUPPORT POLICY
        ----------------------------------------------------------------

1.   INTRODUCTION

1.1 OVERVIEW
This document establishes policies for GEOTEL Back Up Maintenance & Service Support Services for the GEOTEL Intelligent CallRouter System ("ICR System"). The following are discussed:


-- Post-Installation Technical Support Services
-- Custom Support Services (If Contracted For By OPTUS)
-- OPTUS Responsibilities

1. TECHNICAL SUPPORT SERVICES
Post-install technical support is available during the warranty period.

1.1 COVERAGE

GEOTEL Technical Support as defined below in paragraph 1.2 is available on a continuous, 24 hour-per-day basis. Unless otherwise agreed to, all other Technical Support will be provided within the 50 United States and District of Columbia between the hours of 8:30 AM and 6:30 PM Eastern time, Monday through Friday, excluding GEOTEL holidays ("Normal GEOTEL Business Hours"). Requests received after 6:30 PM are deemed to have been received during the next GEOTEL working day. The Technical Support covers specified remote or on-site support for the Programs in consideration of the fees identified in Section 7 (j) and Exhibit A (if applicable) of this Agreement Charges for services not within the scope of the standard Back Up Maintenance & Service Support Policy requested by OPTUS shall be provided by quotation at the time and materials rate in effect at the time of the request. With respect to the aforementioned on-site services requested by OPTUS, OPTUS shall reimburse GEOTEL for reasonable travel and out-of-pocket expenses actually incurred.

1.2 GEOTEL RESPONSIBILITIES

1.2.1 GEOTEL PROGRAMS

For those Programs unaltered and unmodified designated in the Agreement , GEOTEL will provide the following Technical Support subject to the provisions of
Section 9 of the Agreement:

1.2.1.1 REMEDIAL PROGRAM SUPPORT

GEOTEL will provide remedial support by providing an update, patch, revision or temporary workaround solution to verified problems reported to GEOTEL by OPTUS.

1.2.1.2 UPDATES AND NEW RELEASES OF PROGRAMS
For Programs OPTUS has purchased, GEOTEL will distribute to OPTUS Updates and new releases of Programs as they are released for General Availability. All updates and new releases are subject to the same software licensing terms and conditions as governed the originally supplied version of the Programs. In those cases where Updates are installable by OPTUS or remotely by GEOTEL, remote or on-site installation services requested by OPTUS for updates and new releases shall be in accordance with the GEOTEL prices and fees then in effect. The updates and releases can be installed by GEOTEL either on-site or remotely, and in some cases, may be installable by OPTUS.

1.2.1.3 SUPPORT FOR PAST VERSIONS AND RELEASES OF PROGRAMS
GEOTEL will have no obligation to offer support for GEOTEL Program problems corrected by a more current version, or for problems in Releases more than 180 days older than the then current Release. The term "Release" shall mean a new version of a GEOTEL Program that contains significant new functionality or features. Each Release shall be identified solely by the numeral(s) to the left of the decimal point, with the newer Release having the larger numeral. Feature and maintenance updates are identified solely by the numeral(s) to the right of the decimal point.

1.2.2 GEOTEL REMEDIAL PROGRAM SUPPORT OBJECTIVES
GEOTEL will use reasonable efforts to meet the following objectives with regard to remedial support for GEOTEL Programs:

1.2.2.1 CRITICAL SITUATIONS

A Critical Situation is defined by OPTUS as a service affecting product defect that materially impacts the OPTUS's ability to operate the system. Upon notification of a critical situation, GEOTEL will work with OPTUS on a continuous, 24 hour-per-day basis, until the Critical Situation is resolved.
1.2.2.2 MODERATE SITUATIONS
In those instances not constituting a Critical Situation but where the GEOTEL Program problem impacts OPTUS's use of the Intelligent CallRouter ("Moderate Situations"), GEOTEL will schedule a patch, workaround or other fix within fourteen (14) days of receiving notice from OPTUS of the problem.
1.2.2.3 OTHER SITUATIONS
In all other instances, GEOTEL will provide a solution to a reported GEOTEL Program problem in the time frame determined by GEOTEL.

1.3 GEOTEL OPTUS SUPPORT CENTER
The GEOTEL OPTUS Support Center ("CSC") will provide Technical Support which may include: Remote monitoring and support of ICR System operation and diagnosis of GEOTEL Program and Hardware problems.
-- Central point of contact and tracking for general ICR product questions.
-- Making available to OPTUS via telephone, during Normal GEOTEL Business hours, qualified personnel to aid OPTUS in the resolution or verification of GEOTEL Program problems. GEOTEL will make all reasonable effort to respond within 15 minutes. Calls reporting "Critical Situations" will be given priority. -- Making available to OPTUS via telephone, after Normal GEOTEL Business hours, for "Critical Situations" only, qualified personnel to aid OPTUS in the resolution or verification of GEOTEL Program or Hardware problems. GEOTEL will make all reasonable effort to respond within 30 minutes.

1.4. CUSTOM SUPPORT SERVICES
The following custom support services are available for the ICR System, at the then prevailing time and material rates. With respect to any custom support services requested by OPTUS, OPTUS shall reimburse GEOTEL for reasonable travel and out-of-pocket expenses actually incurred. Custom support services are subject to specific acceptance by GEOTEL.
-- Design and delivery of custom reports
-- Custom training
-- Application Consulting (R)

2.   OPTUS RESPONSIBILITIES

2.1 TRAINING
OPTUS shall designate a person at the primary ICR System Central Controller site who has attended GEOTEL Intelligent CallRouter training to serve as the primary point-of-contact for OPTUS with the GEOTEL CSC. OPTUS may designate a maximum of three persons at a primary Central Controller site.

2.2 PROVISIONING OF NETWORK SERVICES
OPTUS shall provide, support and be responsible for ordering all network services, including Local and Wide Area Data Networks, Inter-Exchange Carrier access services, and all associated premises wiring and equipment, required for the ICR System. OPTUS shall report network service problems to the appropriate network service provider or vendor.

2.3 REMOTE MAINTENANCE AND DIAGNOSTICS ACCESS
OPTUS shall provide, at no charge to GEOTEL, access to telecommunications equipment, as reasonably determined by GEOTEL, needed to establish a data communication link with GEOTEL, for use in remote diagnosis and support of the ICR System Intelligent CallRouter. OPTUS also agrees to make available to GEOTEL current system passwords as necessary to provide such remote diagnosis and support.

2.4 SUPPORT OF PREMISE EQUIPMENT
OPTUS shall provide all support for network OPTUS premise equipment as may be required for network services, such as, but not limited Data Service Units; Channel Service Units; and Local and Wide Area Network Routers and Bridges.

2.5 PROBLEM VERIFICATION

OPTUS is responsible for all reasonable efforts to verify the existence of a GEOTEL Program or Hardware problem prior to requesting support from GEOTEL.

2.6 SUPPORT OF ADMINISTRATIVE WORKSTATION DESKTOP ENVIRONMENT
OPTUS accepts overall responsibility for supporting the Administrative Workstation Windows NT Desktop environment for the GEOTEL Administrative Workstation. GEOTEL will make all reasonable efforts to assist the OPTUS in diagnosing and resolving problems which may occur as result of conflicts or resource contention between GEOTEL Programs and other OPTUS applications that may be running in the Administrative Workstation Desktop Environment.

2.7 CHANGES TO CENTRAL CONTROLLER OR PERIPHERAL GATEWAYS
OPTUS shall obtain certification from GEOTEL prior to making any software or hardware configuration changes to the Central Controller (Router, Logger, or Network Interface Controller) or Peripheral Gateways.